Exhibit 10.30

ADDENDUM TO SERVICING AGREEMENT

This Addendum dated as of July 1, 2004 (the “Addendum”) is made to the Servicing Agreement dated as of August, 2001 (the “Agreement”) by and between GMAC Mortgage Corporation (“GMACM” or “Servicer”), a Pennsylvania corporation with its principal office at 100 Witmer Road, Horsham, Pennsylvania 19044-0963 and GMAC Bank (the “Bank”), a federal savings bank with its principal office at 3710 Kennet Pike, Greenville, Delaware 19807.

Explanatory Statement

1. GMACM and the Bank have entered into the Agreement, whereby GMACM will service certain residential mortgage loans and lines of credits originated or acquired by the Bank.

2. GMACM and the Bank wish to amend Exhibit A to the Agreement as it applies to Servicing Compensation payable to GMACM for its Servicing Activities.

3. It is the intent of the Bank and GMACM that this Addendum comply with the requirements of Sections 23A and 23B of the Federal Reserve Act, the applicable provisions of the Home Owners Loan Act, and the implementing OTS regulations.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The capitalized terms used herein, unless otherwise defined, shall have the meanings set forth in the Agreement.

2. Section 11.12 of the Agreement is hereby amended and restated in its entirety as follows:

11.12 Confidentiality; Non-Solicitation.

(i) Servicer shall maintain the confidentiality of the terms of this Agreement and of information relating to the Loans and the Borrowers, (including without limitation Confidential Information as that term is defined in Exhibit E hereto) using the same care and discretion to avoid disclosure of such information as it uses to protect its own information that it does not want disclosed. Notwithstanding the foregoing, Servicer further agrees that, with respect to Confidentiality, Non-Disclosure and Security Requirements, attached hereto and incorporated herewith, shall apply.

(ii) Servicer further agrees to not solicit Borrowers directly for refinancing of any of the Loans held in the Bank’s Mortgage Investment Portfolio. Notwithstanding anything to the contrary contained in this Agreement, the parties understand and agree that the prohibition against refinancing solicitations set forth above shall not be deemed to prohibit (A) general advertising that is directed to the public at large, (B) general solicitations of Servicer’s servicing portfolio that are not targeted exclusively at the Borrowers or the Loans, or (C) incidental messages relating to refinance opportunities that are transmitted via Servicer’s voice response systems or monthly account statements. The provisions of this Section 11.12 shall survive any termination of this Agreement.

3. Exhibit A to the Agreement is hereby amended and replaced in its entirety by the Servicing Fee Schedule attached as Exhibit A hereto.

4. The Agreement is hereby amended and supplemented by the addition of Exhibit E hereto.

5. Any conflict between the provisions of this Addendum and those of the Agreement shall be resolved in favor of the provisions of this Addendum. Except as expressly set forth in this Addendum, no modification of the Agreement is made or intended to be made by this Addendum, and the Agreement, as amended by this Addendum, is confirmed and reaffirmed by GMACM and the Bank and shall be and remain in full force and effect.

IN WITNESS WHEREOF, each of the undersigned parties to this Addendum has caused this Addendum to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

ATTEST:	GMAC MORTGAGE CORPORATION

/s/ Kathy Fisk	By:	Kenneth R. Perkins
Kenneth R. Perkins
	Its:	Senior Vice President

ATTEST:	GMAC BANK

Linda Heigh	By:	Brian P. Kuelbs
Brian P. Kuelbs
	Its:	Executive Vice President and Chief Financial Officer

Exhibit A

Servicing Fee Schedule

Pricing	GMACB has chosen not to use the Private Label service offered by NLA, consequently the following prices are for servicing with GMACM branding. GMACB will be charged on a pass-thru basis for certain First and on a sub-servicing invoice basis for certain Firsts, HELs and HELOCs

Sub-servicing Program	No Charge
Set-up Charge

Set Up Fee Per

Loan/Line

From GMACM	No Charge
From Other Parties	Actual out-of-pocket expenses passed through to GMACB plus reasonable GMACM personnel costs on a case-by-case basis.

Borrower Web Access	No Charge

Service Fee Per Loan/Line	Monthly service fee product

1)	For first mortgage loans funded prior to July 1, 2004, classified as HFI and serviced under Investor # 50230 Block # 10003, and for first mortgages classified as HFS; there is no change from the practice of passing through net interest after deducting the applicable servicing fee (25.0 or 37.5 basis points per annum depending on the loan type) on the outstanding unpaid principal balance.

2)	For HEL – 16.18 basis points and HELOC – 23.43 basis points based on the daily average outstanding balance for the month, to be invoiced monthly effective July 1, 2004.

3)	For first mortgage loans funded subsequent to June 30, 2004, classified as HFI and serviced under newly established blocks (These will be communicated with the effective date announcement): 1.62 basis points per annum on the daily average outstanding balance for the month, to be invoiced monthly effective when announced on a date to be determined.

Daily average outstanding balances will be obtained from the servicing system for the affected investor/blocks. GMACM NLA will prepare the invoice and forward the GMAC Bank Accounting for approval by noon on the second business day of each month for information regarding the prior month.

Firsts (new)	HEL	HELOC

1.62 bps/annum	16.18 bps/annum	23.43 bps/annum

Ancillary Income
Line Fees and Late Charges	For account of GMACB
Principal and Interest Float	For account of GMACB (P&I receipts are passed to GMACB on an actual basis as received)
Escrow and Interest Float	For account of GMACM (T&I value is given to GMACM)
Servicing Activity Fees	For account of GMACM (e.g. payoff statements, fax fees) if paid by the Borrower.
Optional Products	Revenue of non-banking products retained by GMACM
Customer Prepayment Fees	For account of GMACB
De-Boarding Fee Per Loan for HIF assets sold to a third party	Actual out-of-pocket expenses passed through to GMACB plus reasonable GMACM personnel costs

Exhibit E

Confidentiality, Non-Disclosure and Security Requirements

The Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138), as amended from time to time (the “GLB Act”) and the regulations promulgated thereunder impose certain obligations on financial institutions with respect to the confidentiality and security of the customer data of such financial institutions. This Exhibit E to the Servicing Agreement sets forth the Confidentiality, Non-Disclosure and Security requirements for confidential information related to customers, including without limitation any “nonpublic personal information” as defined under the GLB Act and regulations promulgated thereunder.

1.	Confidential Information.

For the purposes of this Agreement, “Confidential Information” shall mean all information related to customers, including without limitation any “nonpublic personal information” as defined under the GLB Act and regulations promulgated thereunder in oral, demonstrative, written, graphic or machine-readable form, whether or not owned or developed by the Bank.

2.	Disclosure and Protection of Confidential Information.

(a) The Bank warrants that its disclosure of Confidential Information to GMACM is in accordance with applicable state and federal laws and the Bank’s own privacy policy.

(b) Servicer agrees not to use Confidential Information for any purpose other than the fulfillment of Servicer’s obligations to the Bank. Servicer shall not disclose, publish, release, transfer or otherwise make available Confidential Information in any form to, or for the use or benefit of, any third party without Bank’s prior written consent. Servicer shall, however, be permitted to disclose relevant aspects of the Confidential Information to its employees, agents and subcontractors to the extent that such disclosure is reasonably necessary for the performance of its functions and/or contractual duties and provided that such disclosure is not prohibited by the GLB Act, and the regulations promulgated thereunder or other applicable law. Servicer agrees that it will not use non-public personal information about Bank’s customers in any manner prohibited by the Gramm-Leach-Bliley Act. Servicer agrees that it shall remain fully responsible for any disclosure as set forth in the preceding sentence. Servicer further agrees to advise bank promptly in writing of any misappropriation, or unauthorized disclosure or use of Confidential Information which may come to the attention of Servicer, and to take all steps reasonably requested by Bank to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use. If the GLB Act or other applicable law now or hereafter in effect imposes a higher standard of confidentiality and/or protection to the Confidential Information, then such standard shall take precedence over the provisions of this Section.

(c) Servicer will make no more copies of the Confidential Information than is necessary for Servicer’s use. All copies made, in any medium whatsoever, shall be covered by the terms and conditions of this Agreement.

(d) Each party shall develop, implement and maintain a comprehensive information security program (the “Security Program”) to protect Confidential Information that includes administrative, technical and/or physical safeguards appropriate to such party’s size and complexity and the nature and scope of its activities in compliance with the GLB Act and regulations promulgated thereunder. The objective of each such Security Program shall be to insure the security and confidentiality of Confidential Information, protect against any anticipated threats or hazards to the security or integrity of Confidential Information that could result in substantial harm or inconvenience to any customer.

(e) Servicer will ensure that any third party to whom it transfers Confidential Information enters into an agreement to protect the confidentiality and security of Confidential Information in a manner no less stringent than required by this Agreement.

(f) Upon request, a party shall provide to the other party information such as audits or summaries of test results demonstrating the effectiveness of its Security Program.

(g) California Personal Information Statute. Servicer acknowledges that Bank Confidential Information may include personal information pertaining to California residents. Servicer shall ensure that its system and/or the networks comply with the requirements of California Civil Code §1798.82 et. seq.; or any similar federal or state statute that may enacted (the “California Statute”), including the encryption of all personally-identifiable Bank Confidential Information. If Servicer believes that personally-identifiable Bank Confidential Information has been accessed without proper authorization, or there has been an unsuccessful attempt to access such Confidential Information, Servicer shall provide written notice to Bank within twenty-four (24) hours. If Bank determines that actions must be taken to comply with the California Statute, Servicer shall fully cooperate with Bank to achieve such compliance. Nothing contained herein shall be deemed to release Servicer from its indemnification obligations as set forth in the Agreement.

3.	Return of Materials.

(a) All Confidential Information, including copies thereof, shall be promptly returned to Bank upon request, except that copies may be retained, if required, for legal or financial compliance purposes.

(b) Upon termination or expiration of the business relationship and/or Agreement, all Confidential Information, including copies thereof, shall be promptly returned to such party or destroyed, except that copies may be retained, if required, for legal or financial compliance purposes.